Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(386) 944-5643

mpartridge@ctoreit.com

A GROCERY- IN ATLANTA, GEORGIA FOR $80.2 MILLION
FOR IMMEDIATE RELEASE	CTO REALTY GROWTH ANNOUNCES ACQUISITION OF GROCERY- ANCHORED RETAIL PROPERTY IN ATLANTA, GEORGIA FOR $80.2 MILLION

WINTER PARK, FL – July 11, 2022 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced it has acquired Madison Yards, a 162,500 square foot property located in the Inman Park/Reynoldstown submarket along the Memorial Drive corridor of Atlanta, Georgia (the “Property”) for a purchase price of $80.2 million. The purchase price represents a going-in cap rate below the range of the Company’s guidance for initial cash yields.

“We are very excited to be increasing our presence in Atlanta with our acquisition of Madison Yards, fortifying it as our portfolio’s largest market and adding to our grocery-anchored property exposure,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “Atlanta has benefitted from sustained population growth and tremendous corporate investment in recent years, and Madison Yards is a terrific opportunity for us to invest in a high-quality, newly built grocery-anchored shopping center in an infill location along Atlanta’s Beltline at an attractive risk-adjusted yield.”

Madison Yards was constructed in 2019, sits on more than 10 acres right off the Atlanta’s Beltline Eastside Trail and is conveniently located just two miles from Downtown Atlanta. The broader market corridor has seen more than 2,000 multi-family units delivered in the last five years, including Greystar’s Elan Madison Yards project, and benefits from excellent demographics with a five-mile population of 374,000 and five-mile average household incomes of more than $125,000.  The Property is 98% occupied, anchored by Publix and AMC Theatres, includes a well-crafted mix of retailers and restaurants, including AT&T, First Watch, and Orangetheory Fitness, and is the Company’s first Publix-anchored center.

The Property was purchased through a 1031 like-kind exchange using $17.5 million of restricted cash generated from the Company’s previously completed property dispositions, available unrestricted cash, and draws from the Company’s unsecured revolving credit facility. The acquisition was structured as a reverse like-kind exchange in order to account for possible future dispositions of income properties by the Company.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, global supply chain disruptions, and ongoing geopolitical war; the ultimate geographic spread, severity and duration of pandemics such as the COVID-19 Pandemic and its variants, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.